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                                                                    EXHIBIT 4.23

                                                                  EXECUTION COPY


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                                TENDER AGREEMENT

                                     Between

                            EL PASO ELECTRIC COMPANY

                                       and

                                SMITH BARNEY INC.





                                   $33,300,000
                         CITY OF FARMINGTON, NEW MEXICO
                   Pollution Control Revenue Refunding Bonds,
                                  2002 Series A
                (El Paso Electric Company, Four Corners Project)



                           Dated as of August 1, 2002

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                                TENDER AGREEMENT

     THIS TENDER AGREEMENT is dated as of August 1, 2002 (the "Agreement"), between EL PASO ELECTRIC COMPANY, a corporation organized and existing under the laws of the State of Texas (the "Company"), and SALOMON SMITH BARNEY (the "Tender Agent"). Capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in the Ordinance (defined below).

                              W I T N E S S E T H :

     WHEREAS, at the request of the Company, the City of Farmington (the "City") adopted on July 9, 2002 the City's Ordinance No. 2002-1134 ("Ordinance No. 94-1018"), as supplemented by Resolution No. 2002-1046 adopted July 23, 2002 (the "Resolution", and together with Ordinance No. 2002-1134, the "Ordinance") (as amended and supplemented, the "Ordinance"), JPMorgan Chase Bank has accepted its appointment as trustee under the Ordinance (the "Trustee"), and the Ordinance provides that owners of the $33,300,000 principal amount of the City's Pollution Control Revenue Refunding Bonds, 2002 Series A (El Paso Electric Company, Four Corners Project) due June 1, 2032 (the "Bonds") may deliver their Bonds (or portions thereof) to the Tender Agent for purchase in accordance with the Ordinance;

     WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into a Remarketing Agreement, dated as of the date hereof (the "Remarketing Agreement"), with Salomon Smith Barney, as remarketing agent.

     NOW, THEREFORE, in consideration of the premises the parties hereto do hereby covenant and agree as follows:

     Section 1. The Tender Agent hereby accepts and assumes all the obligations, duties and rights of the tender agent under the Ordinance.

     Section 2. Compensation paid by the Company to the Tender Agent for services rendered hereunder as Tender Agent shall be at such rate as the parties hereto may from time to time agree.

     Section 3. The Tender Agent represents that it is a corporation duly organized under the laws of the United States of America or any state or territory thereof, having a combined capital stock, surplus and undivided profits of at least $25,000,000 and authorized by law to perform all the duties imposed upon it hereunder and under the Ordinance.

     Section 4. (a) The Tender Agent may at any time resign and be discharged of its duties and obligations hereunder and under the Ordinance by giving at least thirty (30) days' notice to the City, the Company, the Trustee and the Remarketing Agent. Such resignation shall take effect on the day a successor Tender Agent shall have been appointed by the Company and shall have accepted such appointment.

          (b) The Tender Agent may be removed at any time by an instrument signed by the Company, filed with the Tender Agent, the City, the Trustee and the Remarketing Agent.

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          (c) In the event of the resignation or removal of the Tender Agent, the Tender Agent shall deliver any Bonds and moneys held by it in such capacity to its successor or, if there is no successor, to the Trustee.

     Section 5. At any time the Tender Agent may consult counsel for the Company or its own counsel in respect of any matter arising in connection with the agency hereunder, and it shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with the opinion of such counsel.

     Section 6. The Tender Agent shall be protected:

          (a) in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons; and

          (b) in recognizing Bonds which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the City.

     The Tender Agent shall not be held to have notice of any change of authority of any officer, employee or agent of the Company until receipt of written notification thereof from the Company.

     Section 7. The following sections of the Remarketing Agreement are hereby incorporated into this Agreement and all references to the "Agent" in those sections shall be deemed to refer to the Tender Agent:

          (a) Section 3, Representations, Warranties, Covenants and Agreements of the Company; and

          (b) Section 4, Conditions to Agent's Obligations.

     Section 8. The indemnification provisions, Section 7, of the Remarketing Agreement are hereby incorporated in full into this Agreement.

     Section 9. The principal office of the Tender Agent is hereby designated to be:

     Salomon Smith Barney Inc.
     390 Greenwich Street, 2nd Floor
     New York, New York  10013
     Attention:  Municipal Syndicate Operations

     Section 10. This Agreement may be amended in any respect but only by written agreement of the parties hereto, subject to the limitations upon such amendments set forth in the Ordinance.

     Section 11. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute but one and the same Agreement.

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     Section 12. If any clause, provision or section of this Agreement be held illegal or invalid by any court, the invalidity of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof, and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein. In case any agreement or obligation contained in this Agreement shall be held to be in violation of law, then such agreement or obligation shall be deemed to be the agreement or obligation of the City or the Company, as the case may be, to the full extent permitted by law.

     Section 13. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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         IN WITNESS WHEREOF, the parties hereto have caused this Tender
Agreement to be duly executed as of the date first above written.

                                                     EL PASO ELECTRIC COMPANY


                                                     By /s/ Kathryn Hood
                                                        ------------------------
                                                        Name: Kathryn Hood
                                                        Title: Treasurer

                                                     SALOMON SMITH BARNEY


                                                     By /s/ James A. Brodt
                                                        ------------------------
                                                        Name: James A. Brodt
                                                        Title: Director

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